Exhibit 99.1

Press Contact:	Industry Analyst Contact:	Investor Relations Contact:

Robyn Jenkins-Blum	Ben Culp	Carol Villazon
+1 408 853 9848	+1 949 823 3787	+1 408 527 6538
rojenkin@cisco.com	beculp@cisco.com	carolv@cisco.com

BroadSoft Contacts:
Press Contact:	Investor Relations Contact:

Mark Straton	Chris Martin
+1 240 720 0603	+1 561 404 2130
mstraton@broadsoft.com	cmartin@broadsoft.com

Cisco Announces Agreement to Acquire BroadSoft, a Leader in Cloud Calling and Contact Center Solutions

Complements Cisco’s Commitment to Delivering Next-Generation Collaboration Experiences to Workers Across Every Room, Desk, Pocket and Application, On Premises or in the Cloud

SAN JOSE, Calif. and GAITHERSBURG, MD – October 23, 2017 – Cisco (NASDAQ: CSCO) and BroadSoft (NASDAQ: BSFT) today announced a definitive agreement for Cisco to acquire publicly-held BroadSoft, Inc., headquartered in Gaithersburg, MD. Pursuant to the agreement, Cisco will pay $55 per share, in cash, in exchange for each share of BroadSoft, or an aggregate purchase price of approximately $1.9 billion net of cash, assuming fully diluted shares including conversion of debt. The acquisition has been approved by the board of directors of each company.

“Together, Cisco and BroadSoft will deliver a robust suite of collaboration capabilities across every market segment,” said Rowan Trollope, senior vice president and general manager of Cisco’s Applications Business Group. “We believe that our combined offers, from Cisco’s collaboration technology for enterprises to BroadSoft’s suite for small and medium businesses delivered through Service Providers will give customers more choice and flexibility.”

“We are excited about this transaction, which represents the culmination of a robust process undertaken by BroadSoft’s Board of Directors to maximize shareholder value,” said Michael Tessler, president and CEO, BroadSoft. “As businesses continue to move toward the cloud in search of simplicity and speed, joining Cisco will allow us to deliver best-in-class collaboration tools and services. BroadSoft’s hosted offerings, sold through the Service Providers and aimed at small and medium businesses, are highly complementary to Cisco’s on-premises and enterprise-centric HCS offerings. Together, we can inspire teams to create, collaborate and perform in ways never before imagined.”

More and more businesses expect fully featured voice and contact center solutions with the ability to deploy them on premises or in the cloud. By combining BroadSoft’s open interface and standards-based cloud voice and contact center solutions delivered via Service Provider partners, with Cisco’s leading meetings, hardware and services portfolio, the combined company will offer best-of-breed solutions for businesses of all sizes and deliver a full suite of collaboration capabilities to power the future of work.

The acquisition of BroadSoft reinforces Cisco’s commitment to Unified Communications and enhances its ability to address the millions of aging TDM lines poised to transition to IP technology and cloud native solutions over the coming years.

“Cisco recently marked a significant milestone with our 200th acquisition. Acquisitions continue to be a core part of our innovation strategy and over the past two years have helped Cisco accelerate or enter areas such as IoT, application intelligence, AI, hyperconvergence and SD-WAN,” said Rob Salvagno, vice president of Cisco Corporate Development. “With the addition of BroadSoft, we expect to accelerate the pace of innovation across our entire collaboration portfolio.”

The acquisition is expected to close during the first quarter of calendar year 2018, subject to customary closing conditions and regulatory review. Prior to the close, Cisco and BroadSoft will continue to operate as separate companies. Upon completion of the transaction, BroadSoft employees will join Cisco’s Unified Communications Technology Group led by Vice President and General Manager Tom Puorro, under the Applications Group led by Trollope.

For more information about Cisco’s intent to acquire BroadSoft read the blog from Rob Salvagno.

Investor and Media Call

Cisco Vice President of Corporate Development Rob Salvagno will join Cisco Senior Vice President and General Manager, Applications Group, Rowan Trollope, and BroadSoft CEO Michael Tessler, to host a joint investor, media and industry analyst call on October 23 at 6:00 AM PT/9:00 AM ET to discuss the proposed transaction. To view the webcast https://investor.cisco.com. Toll free dial in: 888-769-9722; or toll: 1-517-308-9258; Passcode: 6823261. Conference call replay will be available approximately one hour after the conclusion of the event on October 23, 2017 to November 6, 2017 at toll free: 800-677-5855 or toll: 203-369-3660.The replay also will also be available via webcast on the Cisco Investor Relations website at http://investor.cisco.com, no password required.

About BroadSoft

BroadSoft is the technology innovator in cloud PBX, unified communications, team collaboration, and contact center solutions for businesses and service providers across 80 countries. We are a market leader for cloud unified communications with an open, mobile and secure platform trusted by 25 of the world’s top 30 service providers by revenue. Our BroadSoft Business application suite empowers users and teams to share ideas and work simply to achieve breakthrough performance. For additional information, visit www.BroadSoft.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide technology leader that has been making the Internet work since 1984. Our people, products, and partners help society securely connect and seize tomorrow’s digital opportunity today. Discover more at newsroom.cisco.com and follow us on Twitter at @Cisco.

RSS Feed for Cisco: http://newsroom.cisco.com/rss-feeds

Cisco and the Cisco logo are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third-party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the combination of the companies’ products and technologies to capture market opportunity in collaboration, the expected benefits to Cisco, BroadSoft and their respective customers from completing the acquisition, including the acceleration of the pace of innovation across Cisco’s collaboration portfolio, the delivery of next generation collaboration capabilities for customers, and the acceleration of the growth of Cisco’s cloud collaboration portfolio as a result of the acquisition, and the expected completion of the acquisition. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining BroadSoft’s stockholder and regulatory approval of the acquisition or that other conditions to the closing of the transaction may not be satisfied, the potential impact on the business of BroadSoft due to the uncertainty about the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the outcome of any legal proceedings related to the transaction, general economic conditions, the retention of employees of BroadSoft and the ability of Cisco to successfully integrate BroadSoft’s market opportunities, technology, personnel and operations and to achieve expected benefits. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent report on Form 10-K filed with the SEC on September 7, 2017, as well as the “Risk Factors” section of BroadSoft’s most recent reports on Form 10-K and Form 10-Q filed with the SEC on February 23, 2017 and August 7, 2017, respectively. The parties undertake no obligation to revise or update any forward-looking statements for any reason.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, BroadSoft will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of BroadSoft. BroadSoft’s stockholders are urged to read the proxy statement (including all amendments and supplements) and other relevant materials when they become available because they will contain important information. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by BroadSoft by going to BroadSoft’s Investor Relations page on its corporate website at http://investors.broadsoft.com or by contacting BroadSoft Investor Relations at (561) 404-2130.

BroadSoft and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from BroadSoft’s stockholders with respect to the acquisition. Information about BroadSoft’s executive officers and directors is set forth in the proxy statement for the BroadSoft’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2017, and BroadSoft’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of BroadSoft and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from BroadSoft’s stockholders in favor of the approval of the transaction. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on October 24, 2016, annual report on Form 10-K filed with the SEC on September 7, 2017, Form 8-K filed with the SEC on September 18, 2017, and Form 8-K filed with the SEC on March 13, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at http://investor.cisco.com.

Page 3 of 3